Exhibit 21.1

List of Subsidiaries

Name	Jurisdiction
Alpine Funding LLC	Delaware
Arbor Funding LLC	Delaware
SIC RT1 LLC	Delaware
SIC AAR LLC	Delaware
SIC Investment Holdings LLC	Delaware